UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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WESTLAKE CHEMICAL CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WESTLAKE CHEMICAL CORPORATION

2801 Post Oak Blvd.

Houston, Texas 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 13, 2021

To the Stockholders:

The annual meeting of stockholders of Westlake Chemical Corporation (the “Company” or “Westlake”) will be held at Westlake Center, 2801 Post Oak Blvd., Houston, Texas 77056, on Thursday, May 13, 2021 at 9:00 a.m. local time for the following purposes:

(1)	To elect the four members of the Board of Directors named in this Proxy Statement for the terms described in the Proxy Statement;

(2)

To approve a proposed amendment to the Company’s Amended and Restated Certificate of Incorporation to provide that, with certain exceptions, the federal district courts of the United States of America will be the exclusive forum for certain legal actions;

(3)	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

(4)	To act upon any other matters that may properly come before the annual meeting.

The Board of Directors has fixed the close of business on March 15, 2021 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting.

We are using the Securities and Exchange Commission’s Notice and Access proxy rule, instead of mailing a printed set of materials to each stockholder. On [●], we mailed to stockholders of record a Notice Regarding the Availability of Proxy Materials, with instructions on how to access the Company’s proxy materials via the Internet (or to request a printed copy) and how to vote online, by telephone or in person at the annual meeting.

All stockholders are requested to be present in person or by proxy. Please vote your proxy whether or not you plan to attend the annual meeting. You can vote your proxy either by the Internet, telephone or by requesting a printed copy of the materials and returning the proxy card enclosed with the printed materials in the envelope furnished for that purpose. Any stockholder may revoke a proxy for any reason and at any time before it is voted at the annual meeting.

Voting by the Internet or telephone is fast, convenient and your vote is immediately confirmed and tabulated. By using the Internet or telephone you help the Company reduce postage and proxy tabulation costs.

Your cooperation is appreciated as a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

By Order of the Board of Directors

L. Benjamin Ederington

Senior Vice President, General Counsel,

Chief Administrative Officer and Secretary

Dated: [●]

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 13, 2021:

This Proxy Statement, our annual report to stockholders and other proxy materials are available on the Internet at www.proxyvote.com and at https://investors.westlake.com/financials/annual-and-proxy-reports/default.aspx.

1

WESTLAKE CHEMICAL CORPORATION

2801 Post Oak Blvd.

Houston, Texas 77056

PROXY STATEMENT

For the Annual Meeting of Stockholders to be Held on May 13, 2021

GENERAL MATTERS

This Proxy Statement and the accompanying form of proxy are being furnished to the stockholders of Westlake Chemical Corporation (the “Company” or “Westlake”) on or about [●] in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting of stockholders to be held on Thursday, May 13, 2021 at 9:00 a.m. local time at Westlake Center, 2801 Post Oak Blvd., Houston, Texas 77056, and any adjournment of the annual meeting.

The following matters will be acted upon at the annual meeting:

(1)	To elect the four members of the Board of Directors named in this Proxy Statement for the terms described in the Proxy Statement;

(2)

To approve a proposed amendment to the Company’s Amended and Restated Certificate of Incorporation to provide that, with certain exceptions, the federal district courts of the United States of America will be the exclusive forum for certain legal actions;

(3)	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

(4)	To act upon any other matters that may properly come before the annual meeting.

Our Board of Directors does not know of any other business to be brought before the annual meeting, but if any other business is properly brought before the annual meeting, proxies will be voted upon those matters in accordance with the judgment of the person or persons acting under the proxies.

All shares represented by validly authorized proxies will be voted in accordance with the instructions contained in the proxies. The Board of Directors recommends a vote:

(1)	FOR the nominees for director listed in these materials and on the proxy;

(2)

FOR the amendment to the Amended and Restated Certificate of Incorporation to provide that the federal district courts of the United States of America will be the exclusive forum for certain legal actions; and

(3)	FOR the ratification of the appointment of the Company’s independent registered public accounting firm.

In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. A stockholder giving a proxy has the power to revoke it at any time before it is voted at the annual meeting by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting in person at the annual meeting.

Only stockholders of record at the close of business on March 15, 2021, also referred to as the record date, will be entitled to vote at the annual meeting. At the close of business on the record date, there were [•] shares of common stock, par value $0.01 per share, outstanding, which represent all of the voting securities of the Company. Each share of common stock is entitled to one vote. Stockholders do not have cumulative voting rights in the election of directors.

A majority of the common stock entitled to vote at the annual meeting, present either in person or by proxy, will constitute a quorum. Abstentions and “broker non-votes” will be counted as present for purposes of determining whether there is a quorum present at the meeting. Shares held by a broker or other nominee as to which they have not received voting instructions from the beneficial owners and lack the discretionary authority to vote on a particular matter are called “broker non-votes.” Under the rules of the New York Stock Exchange, certain matters, such as the election of directors and the proposal to amend the Amended and Restated Certificate of Incorporation are not considered “routine” matters and, therefore, your broker will not have the discretionary authority to vote your shares on that matter if you have not given your broker specific instructions as to how to vote. Please be sure to give specific instructions to your broker.

Directors are elected by a plurality of the votes cast at the annual meeting, either in person or by proxy. Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the vote.

An affirmative vote of a majority of the outstanding shares of the Company’s common stock, either in person or by proxy, is required to amend the Certificate of Incorporation to provide that the federal district courts of the United States of America will, with certain exceptions, be the exclusive forum for certain legal actions. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

An affirmative vote of a majority of the votes cast at the annual meeting, either in person or by proxy, is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Abstentions on the proposal to ratify the appointment of PricewaterhouseCoopers LLP will not be included in the total of votes cast and will not affect the outcome of the vote.

If your shares are held through a bank, broker or other nominee (i.e., in “street name”) and you have requested printed versions of these materials, the Company has asked your bank or broker to forward copies of the materials to you and to request your authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, facsimile or personal contact. All proxy-soliciting expenses will be paid by the Company in connection with the solicitation of votes for the annual meeting. The Company has engaged Broadridge Financial Solutions, Inc. to tabulate voting results.

INFORMATION REGARDING THE BOARD OF DIRECTORS

INDEPENDENCE OF DIRECTORS

As of March 15, 2021, TTWF LP, our principal stockholder, and TTWFGP LLC, TTWF LP’s general partner, owned [●]% of the outstanding common stock of the Company. Under the corporate governance rules of the New York Stock Exchange, we are considered to be controlled by TTWF LP. As a controlled company, we are eligible for exemptions from provisions of the New York Stock Exchange’s rules requiring a majority of independent directors, nominating and governance and compensation committees composed entirely of independent directors and written nominating and governance and compensation committee charters addressing specified matters. We have elected to take advantage of certain of these exemptions. In the event that we cease to be a controlled company within the meaning of these rules, we will be required to comply with these provisions after the specified transition periods.

Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that Ms. Kimberly S. Lubel and Messrs. Michael J. Graff, Marius A. Haas, Mark A. McCollum, R. Bruce Northcutt and Jeffrey W. Sheets are independent from our management, as “independence” is defined by the rules and regulations of the Securities and Exchange Commission (“SEC”) and the listing standards of the New York Stock Exchange. This means that none of these directors has any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us and that none of the express disqualifications contained in the New York Stock Exchange rules applies to any of them. In making its independence determinations, the Board of Directors considered the fact that, while such relationship does not preclude independence under the New York Stock Exchange rules, Mr. Graff is an executive officer of a company with which Westlake conducts business in the ordinary course.

EXECUTIVE SESSIONS

The Company’s governance guidelines require that non-management directors meet at regularly scheduled executive sessions without management. At these meetings of non-management directors, the non-management directors have decided that the non-management director that presides over the meeting will rotate among the non-management directors.

Since three of the non-management directors (Ms. Jenkins and Messrs. David Chao and John Chao (until he was appointed Vice President and Managing Director, Westlake Innovations, Inc. (one of our subsidiaries) effective as of March 1, 2021)) are not independent, the Company’s governance guidelines require that the independent directors meet at least once a year. At these meetings of independent directors, the independent directors have decided that the independent director that presides over the meeting will rotate among the independent directors.

Stockholders and other interested parties may communicate with the non-management directors or the independent directors in the manner described under “Communications with Directors” below.

COMMITTEES OF THE BOARD OF DIRECTORS

The Audit Committee

The Audit Committee of the Board of Directors is currently comprised of Mark A. McCollum (chairman), Michael J. Graff, Marius A. Haas, Kimberly S. Lubel, R. Bruce Northcutt and Jeffrey W. Sheets. Mr. Max L. Lukens served as a member of the Audit Committee until May 2020. All current Audit Committee members are “independent” as defined by the listing standards of the New York Stock Exchange and Section 10A(m)(3) of the Securities Exchange Act of 1934. The board has determined that each of Messrs. Graff, Haas, McCollum, Northcutt and Sheets and Ms. Lubel is an “audit committee financial expert” as that term is defined by SEC regulations. The primary functions of the Audit Committee are to review the adequacy of the system of internal controls and management information systems, to review the results of our independent registered public accounting firm’s quarterly reviews of our interim financial statements, to review the planning and results of the annual audit with our independent registered public accounting firm and to have oversight of financial risks. This Committee held seven meetings in 2020. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee charter is publicly available on our website at: http://www.westlake.com under “Investor Relations—Governance.”

The Compensation Committee

The Compensation Committee of the Board of Directors is currently comprised of R. Bruce Northcutt (chairman), Albert Y. Chao, David T. Chao, James Y. Chao, John T. Chao, Michael J. Graff, Marius A. Haas, Dorothy C. Jenkins, Kimberly S. Lubel, Mark A. McCollum and Jeffrey W. Sheets (i.e., all of the members of the Board of Directors). Mr. Max L. Lukens served as a member of the Compensation Committee until May 2020. Since Westlake is considered to be controlled by a principal stockholder under New York Stock Exchange rules, all Compensation Committee members are not required to be independent as defined by the listing standards of the New York Stock Exchange. Messrs. Albert Chao, David Chao, James Chao and John Chao and Ms. Jenkins are not “independent” as defined by those listing standards. The Compensation Committee’s primary functions include overseeing our executive compensation, director compensation and equity and performance incentive compensation plans and policies. This Committee held five meetings in 2020. The Compensation Committee has adopted a written charter. The Compensation Committee charter is publicly available on our website at: http://www.westlake.com under “Investor Relations—Governance.”

The Nominating and Governance Committee

The Nominating and Governance Committee is currently comprised of Jeffrey W. Sheets (chairman), Albert Y. Chao, David T. Chao, James Y. Chao, John T. Chao, Michael J. Graff, Marius A. Haas, Dorothy C. Jenkins, Kimberly S. Lubel, Mark A. McCollum and R. Bruce Northcutt (i.e., all of the members of the Board of Directors). Mr. Max L. Lukens served as a member of the Nominating and Governance Committee until May 2020. Since Westlake is considered to be controlled by a principal stockholder under New York Stock Exchange rules, all Nominating and Governance Committee members are not required to be independent as defined by the listing standards of the New York Stock Exchange. Messrs. Albert Chao, David Chao, James Chao and John Chao and Ms. Jenkins are not “independent” as defined by those listing standards. The Nominating and Governance Committee’s primary functions are (1) to identify individuals qualified to become directors of the Company, (2) to recommend to the Board of Directors director candidates to fill vacancies on the Board of Directors and to stand for election by the stockholders at the annual meeting of stockholders, (3) to recommend committee assignments for directors, (4) to monitor and annually assess the performance of the Board of Directors and its committees, and (5) to develop and recommend to the Board of Directors appropriate corporate governance policies, practices and procedures for the Company. In assessing the qualifications of prospective nominees to serve as directors, this Committee will consider, in addition to any criteria set forth in the Bylaws of the Company, each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective director, and commitment to acting in the best interests of the Company and its stockholders. This Committee held four meetings in 2020. The Nominating and Governance Committee has the authority to retain an executive search firm as needed to identify director candidates. The Nominating and Governance Committee has adopted a written charter. The charter is publicly available on our website at: http://www.westlake.com under “Investor Relations—Governance.”

The Nominating and Governance Committee will consider nominees recommended by stockholders. Any recommendation should be addressed in writing to the Nominating and Governance Committee, Westlake Chemical Corporation, c/o Corporate Secretary, 2801 Post Oak Blvd., Houston, Texas 77056. Recommendations for potential nominees may come from any source, including members of the Board of Directors, stockholders, self-recommendations or search firms. All persons recommended for a vacant or new Board position will be given equal consideration regardless of the source of the recommendation. The Nominating and Governance Committee takes diversity, broadly defined to include gender, ethnicity, national origin, geographic location, expertise and level and type of career experience, into account in evaluating the qualifications of prospective nominees to the Board.

BOARD LEADERSHIP STRUCTURE

We have separated the positions of chairman of the board and chief executive officer. Mr. James Chao serves as our Chairman of the Board and Mr. Albert Chao serves as our Chief Executive Officer. Our Board has concluded that balance and varying experience and judgment are added to the leadership of the Board by having these two positions filled by different persons.

Mr. James Chao, our Chairman of the Board, is not independent from our management, as “independence” is defined by the rules and regulations of the SEC and the listing standards of the New York Stock Exchange. Our independent directors meet at least once a year. At these meetings, the independent director that presides over the meeting rotates among the independent directors. See “Information Regarding Board of Directors—Executive Sessions.” We believe that this leadership structure is appropriate because we are controlled by TTWF LP, our principal stockholder.

BOARD ROLE IN CORPORATE RISK OVERSIGHT

In February 2021, the Board of Directors amended the charter of the Corporate Risk Committee and changed the name of the Committee to the Corporate Risk and Sustainability Committee. The Corporate Risk and Sustainability Committee of our Board of Directors is currently comprised of Michael J. Graff (chairman), Albert Y. Chao, David T. Chao, James Y. Chao, John T. Chao, Marius A. Haas, Dorothy C. Jenkins, Kimberly S. Lubel, Mark A. McCollum, R. Bruce Northcutt and Jeffrey W. Sheets (i.e., all of the members of the Board of Directors). Mr. Max L. Lukens served as a member of the Corporate Risk Committee until May 2020. This Committee assists the Board in overseeing overall risks inherent in the operations of the Company and the control processes with respect to those risks (including, but not limited to, environmental, health, safety, sustainability and cybersecurity risks). Among other things, this Committee reviews the risk-management structure of the Company and reviews management’s identification and assessment of significant risks and its plans to control those risks. The Corporate Risk and Sustainability Committee also reviews management’s systems as they relate to enterprise-wide risks posed by the Company’s physical assets and operating processes and addresses the findings of regulatory agencies concerning the Company’s physical assets and operations. This Committee held four meetings in 2020.

As previously described, our Board’s Audit Committee retains responsibility for oversight of financial risks, including integrity of financial statements, internal controls, derivatives transactions, loan covenant compliance, credit, liquidity, insurance and similar areas. Further, our Board’s Compensation Committee retains responsibility for oversight of compensation and personnel practices, including succession planning and management development. Finally, our Board of Directors retains ultimate responsibility for corporate risk oversight as a whole as well as responsibility for oversight of specific risks not assigned to the Board’s committees. As requested from time to time by the Board and its committees, members of our senior management present reports to the Board and the committees on the risks that we face.

COMPENSATION-RELATED RISK

The Company regularly assesses risks related to its compensation program, including its executive compensation program, and does not believe that the risks arising from the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on the Company. Management reports to the Compensation Committee and the Corporate Risk and Sustainability Committee regarding factors that could mitigate or encourage excessive risk-taking in reference to the compensation practices of the Company. In addition, the Compensation Committee has independently engaged Willis Towers Watson as its compensation consultant to provide regular reports to the Committee regarding best practices, risk factors, program design and related matters. The Compensation Committee also considered the attributes of the Company’s programs, including:

•	the mix of compensation types with an emphasis on performance-based programs,

•	the array of performance metrics to be used in the programs and their alignment with business goals and objectives,

•	the mix of vesting schedules for long-term incentives to help ensure the retention of talent and returning value to stockholders, and

•

the Company’s stock ownership, pledging and anti-hedging policy for directors, executive officers and certain other officers and employees, which requires such persons to retain 50% of any vested restricted stock units and shares of common stock of the Company acquired through the vesting of restricted stock unit awards or performance stock unit awards, net of shares used to pay applicable taxes, until the total value of such retained stock reaches five times the annual base salary for Messrs. Albert Chao and James Chao, three times the annual base salary for certain other officers (including Messrs. Bender, Ederington and Kearns) and three times the annual cash retainer for directors, or until such person’s employment or service, as the case may be, with the Company terminates. This policy also prohibits our directors and executives from shorting or hedging, or buying puts and calls with respect to, our securities, or entering into similar arrangements, and requires directors and executives to provide notice prior to pledging our securities. None of our directors or executives currently pledges any of our securities. Equity awards to executives, any shares of common stock issued under equity awards and any profits realized on the sale of such shares are subject to potential clawback or recoupment.

CORPORATE GOVERNANCE

We have a Code of Ethics that applies to our principal executive officer, principal financial officer and principal accounting officer, a Code of Conduct that applies to all directors, officers and employees, and Principles of Corporate Governance. You can find the above-referenced documents by visiting our website at: http://www.westlake.com under “Investor Relations—Governance.” We will post on our website any amendments to such documents as well as any waivers that are required to be disclosed by the rules of either the SEC or the New York Stock Exchange.

COMMUNICATIONS WITH DIRECTORS

Any interested party is welcome to communicate with any one or all of our directors by writing to the director or directors, Westlake Chemical Corporation, c/o Corporate Secretary, 2801 Post Oak Blvd., Houston, Texas 77056. The Corporate Secretary will forward these communications to the addressee. If any interested party would like to communicate with the non-management directors or independent directors as a group, the interested party should address such communication as follows: Non-management Directors or Independent Directors (as applicable), Westlake Chemical Corporation, c/o Corporate Secretary, 2801 Post Oak Blvd., Houston, Texas 77056. Upon receipt, Westlake’s Corporate Secretary will forward the communication, unopened, to one of the non-management directors or independent directors, as applicable. Such director will, upon review of the communication, make a determination as to whether it should be brought to the attention of the other non-management directors or independent directors, as applicable, and whether any response should be made to the person sending the communication, unless the communication was made anonymously.

MEETING ATTENDANCE

The Board of Directors held six meetings in 2020. During 2020, all of our directors attended at least 75% of the total number of meetings of the Board of Directors and any committee on which he or she served during the periods that he or she served. Westlake encourages its directors to attend the annual meeting of stockholders. All of our directors attended our annual meeting of stockholders in 2020.

COMPENSATION OF DIRECTORS

Directors who are also full-time officers or employees of Westlake receive no additional compensation for serving as directors. In 2020, all other directors who served for the whole year received an annual cash retainer of $100,000. The Audit Committee chairman received an additional annual retainer of $22,500 (the annual retainer was increased from $20,000 to $25,000 effective for the third quarter of 2020), the Compensation Committee chairman received an additional annual retainer of $18,750 (the annual retainer was increased from $17,500 to $20,000 effective for the third quarter of 2020), the Nominating and Governance Committee chairman received an additional annual retainer of $15,000 and the Corporate Risk and Sustainability Committee chairman received an additional annual retainer of $15,000. Under the 2013 Omnibus Incentive Plan, as amended and restated on May 19, 2017 (the “2013 Plan”), the Board of Directors, effective May 15, 2020, authorized the issuance of 3,780 restricted stock units to Ms. Kimberly S. Lubel in connection with her appointment to the Board of Directors. All of these restricted stock units will vest on May 15, 2021, subject to her continuing service as a director of Westlake as of the vesting date. The Board of Directors, effective August 14, 2020, authorized the issuance of 2,400 restricted stock units to each non-management director at the time (being Mss. Jenkins and Lubel and Messrs. David Chao, John Chao, Graff, Haas, McCollum, Northcutt and Sheets). All of these restricted stock units will vest on August 14, 2021, subject to the grantee’s continuing service as a director of Westlake as of the vesting date. Each such restricted stock unit represents a contingent right to receive one share of Westlake’s common stock at vesting.

The following table sets forth a summary of the compensation earned or paid to our non-management directors in 2020:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	All Other Compensation(2) ($)	Total ($)
David T. Chao	100,000	145,000	0	2,549	247,549
John T. Chao(3)	100,000	145,000	0	2,549	247,549
Michael J. Graff	115,000	145,000	0	2,549	262,549
Marius A. Haas	100,000	145,000	0	2,549	247,549
Dorothy C. Jenkins	100,000	145,000	0	2,549	247,549
Kimberly S. Lubel(4)	62,778	290,000	0	4,329	357,107
Max L. Lukens(5)	25,000	0	0	627	25,627
Mark A. McCollum	122,500	145,000	0	2,549	270,049
R. Bruce Northcutt	118,750	145,000	0	2,549	266,299
Jeffrey W. Sheets	115,000	145,000	0	2,549	262,549

(1)

These amounts represent the grant date fair value of the restricted stock units granted to our directors in 2020, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For a discussion of the related valuation assumptions, please see Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. As of December 31, 2020, each of Ms. Jenkins and Messrs. David Chao, John Chao, Graff, Haas, McCollum, Northcutt and Sheets had 2,400 unvested restricted stock units and Ms. Lubel had 6,180 unvested restricted stock units.

(2)	All Other Compensation amounts represent dividend equivalent payments with respect to restricted stock units that were paid to the directors before the vesting of the restricted stock units.
(3)

Mr. Chao was appointed Vice President and Managing Director of Westlake Innovations, Inc. (one of our subsidiaries) effective as of March 1, 2021. After March 1, 2021, Mr. Chao will receive no additional compensation for serving as a director. In his new position, Mr. Chao’s compensation is a base salary of $285,000, a target bonus percentage under the Company’s Annual Incentive Plan of 40% and a long-term incentive target of 70%.

(4)	Ms. Lubel was elected to the Board of Directors in May 2020.
(5)	Mr. Lukens retired from the Board of Directors in May 2020.

PROPOSAL 1—ELECTION OF CLASS II DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that the Board of Directors be divided into three classes, each consisting, as nearly as possible, of one-third of the total number of directors constituting the Board of Directors, with each class to serve for a term of three years. The following nominees, each of whom was nominated by our Nominating and Governance Committee, are proposed for election in Class II, to serve until the annual meeting of stockholders in 2024, or until their successors are elected and qualified:

•	James Y. Chao

•	John T. Chao

•	Mark A. McCollum

•	R. Bruce Northcutt

Messrs. James Chao, John Chao, McCollum and Northcutt are incumbent Class II directors. Unless instructed otherwise, the proxies will be voted for the election of the four nominees named above. If any nominee is unable to serve, proxies may be voted for a substitute nominee selected by the Board of Directors, although management is not aware of any circumstance likely to render any of the named nominees unavailable for election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS CLASS II DIRECTORS.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS

James Y. Chao (age 73). Mr. Chao has been our Chairman of the Board since July 2004 and became a director in June 2003. From May 1996 to July 2004, he served as our Vice Chairman. Mr. Chao has over 45 years of global experience in the chemical industry. From June 2003 until November 2010, Mr. Chao was the executive chairman of Titan Chemicals Corp. Bhd. Prior to that he served as Titan’s Managing Director. He has served as a Special Assistant to the Chairman of China General Plastics Group and worked in various financial, managerial and technical positions at Mattel Incorporated, Developmental Bank of Singapore, Singapore Gulf Plastics Pte. Ltd. and Gulf Oil Corporation. Mr. Chao, along with his brother, Albert Chao, assisted their father, T.T. Chao, in founding Westlake. He is the brother of Albert Y. Chao and Dorothy C. Jenkins, father of David T. Chao and uncle of John T. Chao. Mr. Chao received his B.S. degree from the Massachusetts Institute of Technology and an M.B.A. from Columbia University.

The Board has concluded that Mr. James Chao should serve as a director of the Company based primarily on his long experience in the global chemicals and plastics industries and his lengthy tenure as a senior officer of the Company. Mr. Chao also brings important perspectives to our board as a member of the Chao family, which controls TTWF LP, our principal stockholder.

John T. Chao (age 44). Mr. Chao has been a director since August 2018. Mr. Chao was appointed Vice President and Managing Director of Westlake Innovations, Inc. (one of our subsidiaries) effective as of March 1, 2021. From October 2018 to February 28, 2021, he was a Managing Director of Tanglewood Property Management Company, an affiliate of our principal stockholder. From March 2015 to October 2018, he was with New York Public Radio, as the organization’s Vice President of Partnerships and New Business from March 2015 to June 2016, Senior Vice President of Business and Strategy from June 2016 to August 2017 and Chief Operating Officer from August 2017 to October 2018. Mr. Chao was previously in the strategy and finance practice at McKinsey & Company where he advised energy and commodity companies, beginning in 2004 and ending his tenure as a partner in 2013. From 2000 to 2002, he was a financial analyst at the Company. He is the son of Albert Y. Chao, the nephew of James Y. Chao and Dorothy C. Jenkins and the cousin of David T. Chao. Mr. Chao received a bachelor’s degree in chemical engineering from Rice University and an M.B.A. from the Massachusetts Institute of Technology.

The Board has concluded that Mr. John Chao should serve as a director of the Company based primarily on his experience with the chemical, energy and other commodity industries and his position as a member of the Chao family, which controls TTWF LP, our principal stockholder.

Mark A. McCollum (age 62). Mr. McCollum has been a director since May 2018. Mr. McCollum was the President and Chief Executive Officer of Weatherford International plc from April 2017 to June 2020. Weatherford filed for voluntary Chapter 11 bankruptcy in July 2019 and emerged in December 2019. Prior to joining Weatherford, Mr. McCollum served as Executive Vice President and Chief Financial Officer of Halliburton Company, a position he assumed in 2008 and resumed in July 2016 following an interim role from December 2014 to July 2016 as Executive Vice President and Chief Integration Officer during the pendency of Halliburton’s proposed acquisition of Baker Hughes Incorporated. From 1995 to 2003, Mr. McCollum held a number of senior positions at Tenneco, Inc., including Chief Financial Officer, and, from 1991 to 1995, served as an Audit and Advisory Partner in Arthur Andersen’s Energy Division, where he began his career. He served on the Board of Directors of Archrock, Inc. from 2002 to July 2018. He currently serves on the Board of Trustees for Baylor College of Medicine and Yellowstone Academy. Mr. McCollum received a bachelor’s of Business Administration degree in Accounting from Baylor University in 1980 and is a CPA in Texas.

The Board has concluded that Mr. McCollum should serve as a director of the Company based primarily on his extensive experience in the oilfield services and energy industries and his broad background in the field of financial accounting.

R. Bruce Northcutt (age 61). Mr. Northcutt has been a director since May 2013. Mr. Northcutt has been a partner of Navitas Midstream Partners, LLC since November 2013 and the Chairman of the Board, Chief Executive Officer and President of its manager, Navitas Midstream Management, LLC, since May 2014. Mr. Northcutt was the President and Chief Executive Officer and a director of Copano Energy, L.L.C. until its acquisition by Kinder Morgan Energy Partners, L.P. in May 2013. Mr. Northcutt had also served as Copano’s President and Chief Operating Officer from April 2003 until November 2009. Mr. Northcutt served as President of El Paso Global Networks Company from November 2001 until April 2003; Managing Director of El Paso Global Networks Company from April 1999 until November 2001 and Vice President, Business Development, of El Paso Gas Services Company from January 1998 until April 1999. From 1988 until 1998, Mr. Northcutt held positions with various levels of responsibility at El Paso Energy and its predecessor, Tenneco Energy, including supervision of pipeline supply and marketing as well as regulatory functions. He began his career with Tenneco Oil Exploration and Production in 1982, working in the areas of drilling and production engineering. Mr. Northcutt holds a

Bachelor of Science degree in Petroleum Engineering from Texas Tech University and is a Registered Professional Engineer on inactive status in the State of Texas.

The Board has concluded that Mr. Northcutt should serve as a director of the Company based primarily on his extensive experience in the energy industry and his experience as a chief executive officer.

Class I Directors

Marius A. Haas (age 53). Mr. Haas has been a director since January 2018. He has been with BayPine Capital, where he is Partner and Co-Founder, since March 2020. Mr. Haas served as President and Chief Commercial Officer of Dell EMC from September 2016 to February 2020 and previously was Chief Commercial Officer and President of Enterprise Solutions for Dell Inc. from August 2012 to September 2016. Prior to joining Dell, Mr. Haas was with Kohlberg Kravis Roberts & Co. from June 2011 to August 2012 and with HP Inc. and its predecessor companies from August 1995 to June 2011, where he served in a variety of roles, including as Senior Vice President and Global Manager of HP’s Networking Division and as Senior Vice President and Chief Strategy Officer. Mr. Haas received a bachelor’s degree from Georgetown University and an M.B.A. from the Thunderbird School of Global Management at Arizona State University.

The Board has concluded that Mr. Haas should serve as a director of the Company based primarily on his experience as a senior executive of public companies and in the private equity field, as well as his perspective from businesses that are outside the chemical industry.

Dorothy C. Jenkins (age 75). Ms. Jenkins has been a director since June 2003. For the past five years, Ms. Jenkins has managed her personal investments. Ms. Jenkins is the sister of James Y. Chao and Albert Y. Chao and aunt of David T. Chao and John T. Chao. She is a graduate of Wellesley College and holds a B.A. in Mathematics.

The Board has concluded that Ms. Jenkins should serve as a director of the Company based primarily on her experience on the boards of charitable and community organizations and her position as a member of the Chao family, which controls TTWF LP, our principal stockholder.

Kimberly S. Lubel (age 56). Ms. Lubel has been a director since May 2020. Ms. Lubel served as the Chairman, President and Chief Executive Officer of CST Brands, Inc. from its spin-off from Valero Energy Corporation in 2013 until CST’s acquisition by Alimentation Couche-Tard Inc. in June 2017. From October 2008 through December 2012, Ms. Lubel served as Valero’s Executive Vice President and General Counsel, with responsibility over Valero’s legal, ad valorem tax, health, safety and environmental, energy and gases, reliability and project execution departments. She joined Valero in 1997. Ms. Lubel has served on the Board of Directors of PBF Energy Inc. since August 2017 and on the Board of Directors of the Southwest Research Institute since 2019. Previously, Ms. Lubel served on the Board of Directors of WPX Energy Inc. from December 2011 through January 2021. Ms. Lubel holds a bachelor’s of arts degree in Spanish and international studies from Miami University (Ohio), a master of arts degree in international relations from Baylor University and a juris doctorate degree from the University of Texas School of Law. She is also a graduate of the Executive Program at Stanford University.

The Board has concluded that Ms. Lubel should serve as a director of the Company based primarily on her long experience in the petroleum refining and fuel and convenience retailing industries and her extensive experience in legal and related areas.

Jeffrey W. Sheets (age 63). Mr. Sheets has been a director since January 2018. Mr. Sheets served as Executive Vice President and Chief Financial Officer of ConocoPhillips Company from October 2010 to February 2016. Mr. Sheets was associated with ConocoPhillips and its predecessor companies for more than 36 years and served in a variety of roles, including Senior Vice President of Planning and Strategy and Vice President and Treasurer. He began his career with Phillips Petroleum Company in 1980 as a process engineer. Mr. Sheets also serves on the Board of Directors of Enerplus Corporation and Schlumberger Limited, and is a former director of DCP Midstream Partners LP. Mr. Sheets received a bachelor’s degree in chemical engineering from the Missouri University of Science and Technology and an M.B.A. from the University of Houston. Mr. Sheets is a member of the Board of Trustees at the Missouri University of Science and Technology.

The Board has concluded that Mr. Sheets should serve as a director of the Company based primarily on his long experience in the petroleum industry and his extensive experience in financial accounting and related areas.

Class III Directors

Albert Y. Chao (age 71). Mr. Chao has been our President since May 1996 and a director since June 2003. Mr. Chao became our Chief Executive Officer in July 2004. Mr. Chao has over 40 years of global experience in the chemical industry.

In 1985, Mr. Chao assisted his father, T.T. Chao, and his brother, James Chao, in founding Westlake, where he served as Executive Vice President until he succeeded James Chao as President. He has held positions in the Controller’s Group of Mobil Oil Corporation, in the Technical Department of Hercules Incorporated, in the Plastics Group of Gulf Oil Corporation and has served as Assistant to the Chairman of China General Plastics Group and Deputy Managing Director of a plastics fabrication business in Singapore. Mr. Chao is a trustee emeritus of Rice University. He is the brother of James Y. Chao and Dorothy C. Jenkins, father of John T. Chao and uncle of David T. Chao. Mr. Chao received a bachelor’s degree from Brandeis University and an M.B.A. from Columbia University.

The Board has concluded that Mr. Albert Chao should serve as a director of the Company based primarily on his long experience in the global chemicals and plastics industries and his lengthy tenure as a senior officer of the Company. Mr. Chao also brings important perspectives to our Board from his position as a member of the Chao family, which controls TTWF LP, our principal stockholder.

David T. Chao (age 44). Mr. Chao has been a director since January 2018. Mr. Chao is the Executive Chairman of Tanglewood Property Management Company, an affiliate of our principal stockholder, a position he has held since July 2017. From August 2013 to July 2017, Mr. Chao was the Company’s Vice President of Business Development for Asia and Middle East and from July 2011 to August 2013 he was the Company’s Director of Business Development for Asia and Middle East. Prior to joining Westlake, Mr. Chao was President and Director at PT Titan Petrokimia Nusantara, a petrochemical company based in Indonesia, from January 2008 to December 2010. He is the son of James Y. Chao, the nephew of Albert Y. Chao and Dorothy C. Jenkins and the cousin of John T. Chao. Mr. Chao received a bachelor’s degree in mechanical engineering from Rice University and an M.B.A. from the Wharton School of the University of Pennsylvania.

The Board has concluded that Mr. David Chao should serve as a director of the Company based primarily on his experience in the chemical industry and his position as a member of the Chao family, which controls TTWF LP, our principal stockholder.

Michael J. Graff (age 65). Mr. Graff has been a director since May 2013. Mr. Graff is Chairman, Chief Executive Officer and President of American Air Liquide Holdings, Inc., Executive Vice President of the Air Liquide Group overseeing the Americas and Asia, Chairman of Airgas and Chairman of Air Liquide’s Electronics World Business Line. Mr. Graff joined Air Liquide as President and CEO of Air Liquide USA LLC in April 2007. In May 2009, Mr. Graff was named a Corporate Vice President of Air Liquide S.A. and a member of the Executive Committee of the Air Liquide Group with responsibilities for North America and Safety and Industrial Systems Worldwide. In September 2009, he took on additional responsibilities and was named President and CEO of American Air Liquide Holdings, Inc. In January 2010, Mr. Graff’s responsibilities were expanded to include all of Air Liquide’s operations in the Western hemisphere (Americas). In April 2012, Mr. Graff’s responsibilities were expanded to include oversight of Air Liquide’s electronic business worldwide and he was named Chairman of the Electronics World Business Line. In January 2013, Mr. Graff was named a Senior Vice Present of the Air Liquide Group and, in April 2013, he was named Chairman of American Air Liquide Holdings, Inc. In February 2017, Mr. Graff was named Executive Vice President of Air Liquide S.A. and Chairman of Airgas Inc. Prior to joining Air Liquide, Mr. Graff began his career with Amoco Corporation and then worked for BP plc, where he last served as President and Chief Executive Officer of BP Polymers Americas from 2001 to 2004. Mr. Graff served as a director of The Lubrizol Corporation from 2009 until it was acquired by Berkshire Hathaway Inc. in 2011. Mr. Graff serves on the Board and the Executive Committee of the American Chemistry Council. He is also a member of the National Petroleum Council, the United States Investment Advisory Council and a principal of the American Energy Innovation Council. He is a member of the Greater Houston Partnership, a member of the Energy Forum of the Baker Institute at Rice University and serves on the Board of Trustees of the Illinois Institute of Technology, on the Engineering Advisory Council for Purdue University, on the Board of Directors of Junior Achievement of Southeast Houston, on the Board of Trustees for the George and Barbara Bush Foundation and on the Leadership Council for Houston Methodist Hospital. Mr. Graff holds an M.S. in Chemical Engineering from Purdue University, a B.S. in Chemical Engineering from the Illinois Institute of Technology, has studied business at the University of Chicago and has completed executive management programs at the Wharton School of the University of Pennsylvania, the University of Cambridge and the Stanford University Law School.

The Board has concluded that Mr. Graff should serve as a director of the Company based primarily on his extensive experience in the energy, chemicals and polymers industries and his experience as a chief executive officer.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table lists information about the number of shares of common stock beneficially owned by each director and each named executive officer listed in the summary compensation table included later in this Proxy Statement, and all of our directors and executive officers as a group. Shares of stock are “beneficially owned” by a person if the person directly or indirectly has or shares the power to vote or dispose of the shares, regardless of whether the person has any economic interest in the shares. A person also beneficially owns shares as to which the person has the right to acquire beneficial ownership within 60 days.

All information in the table is as of March 1, 2021 and is based upon information supplied by the directors and executive officers. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Directors and Named Executive Officers	Direct	Other		Percent of Class
M. Steven Bender	106,864	0		*
Albert Y. Chao	910,109	93,405,554	(2)	73.1%
David T. Chao	5,539	0		*
James Y. Chao	338,311	93,405,554	(2)	72.7%
John T. Chao	3,796	0		*
L. Benjamin Ederington	83,452	0		*
Michael J. Graff	13,269	0		*
Marius A. Haas	4,886	0		*
Dorothy C. Jenkins	69,615	93,405,554	(2)	72.5%
Roger L. Kearns	43,681	0		*
Kimberly S. Lubel	3,780	0		*
Mark A. McCollum	4,783	0		*
R. Bruce Northcutt	13,310	0		*
Jeffrey W. Sheets	4,886	0		*
All directors, executive officers and named executive officers as a group (18 persons, including those listed above)	1,712,639	93,405,554	(2)	73.7%

*	Less than 1% of the outstanding shares of common stock.
(1)	None of the shares beneficially owned by our directors or executive officers are pledged as security.
(2)

TTWF LP, a Delaware limited partnership, holds 92,010,554 and TTWFGP LLC, a Delaware limited liability company and the general partner of TTWF LP, holds 1,395,000, of these 93,405,554 shares. Two trusts for the benefit of members of the Chao family, including James Y. Chao, Dorothy C. Jenkins, Albert Y. Chao, David T. Chao and John T. Chao, are the managers of TTWFGP LLC. The limited partners of TTWF LP are five trusts principally for the benefit of members of the Chao family, including James Y. Chao, Dorothy C. Jenkins, Albert Y. Chao, David T. Chao and John T. Chao and two corporations owned, indirectly or directly, by certain of these trusts and by other entities owned by members of the Chao family, including James Y. Chao, Dorothy C. Jenkins, Albert Y. Chao, David T. Chao and John T. Chao. James Y. Chao, Dorothy C. Jenkins, Albert Y. Chao, TTWF LP and TTWFGP LLC share voting and dispositive power with respect to the shares of our common stock beneficially owned by TTWF LP. James Y. Chao, Dorothy C. Jenkins, Albert Y. Chao and TTWFGP LLC share voting and dispositive power with respect to the shares of our common stock beneficially owned by TTWFGP LLC. James Y. Chao, Dorothy C. Jenkins, Albert Y. Chao, David T. Chao and John T. Chao disclaim beneficial ownership of the 93,405,554 shares held by TTWF LP and TTWFGP LLC except to the extent of their respective pecuniary interest therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth each person known to Westlake who is the beneficial owner of 5% or more of the outstanding shares of our common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
TTWF LP and TTWFGP LLC(1)	93,405,554	72.4%
2801 Post Oak Boulevard
Houston, Texas 77056

(1)

TTWF LP, a Delaware limited partnership, holds 92,010,554 and TTWFGP LLC, a Delaware limited liability company and the general partner of TTWF LP, holds 1,395,000, of these 93,405,554 shares. Two trusts for the benefit of members of the Chao family, including James Y. Chao, Dorothy C. Jenkins, Albert Y. Chao, David T. Chao and John T. Chao, are the managers of TTWFGP LLC. The limited partners of TTWF LP are five trusts principally for the benefit of members of the Chao family, including James Y. Chao, Dorothy C. Jenkins, Albert Y. Chao, David T. Chao and John T. Chao and two corporations owned, indirectly or directly, by certain of these trusts and by other entities owned by members of the Chao family, including James Y. Chao, Dorothy C. Jenkins, Albert Y. Chao, David T. Chao and John T. Chao. TTWF LP has shared voting power and shared dispositive power over 92,010,554 shares of our common stock. TTWFGP LLC has shared voting power and shared dispositive power over 93,405,554 shares of our common stock. As of March 1, 2021, James Y. Chao had sole voting power and sole dispositive power over 338,311 shares of our common stock and shared voting power and shared dispositive power over 93,405,554 shares of our common stock. Dorothy C. Jenkins had sole voting power and sole dispositive power over 69,615 shares of our common stock and shared voting power and shared dispositive power over 93,405,554 shares of our common stock. Albert Y. Chao had sole voting power and sole dispositive power over 910,109 shares of our common stock and shared voting power and shared dispositive power over 93,405,554 shares of our common stock. James Y. Chao, Dorothy C. Jenkins, Albert Y. Chao, David T. Chao and John T. Chao disclaim beneficial ownership of the 93,405,554 shares of our common stock held by TTWF LP and TTWFGP LLC except to the extent of their respective pecuniary interest therein.

COMPENSATION DISCUSSION AND ANALYSIS

A discussion and analysis of the Company’s executive compensation philosophy, objectives and underlying program is presented below. This discussion includes a review of the following:

•	Compensation Committee Oversight

•	External Advisors

•	The Deliberative Process

•	Compensation Philosophy and Program Objectives

•	Elements of the Program

•	Establishing Compensation Levels

•	Post-Employment Programs

•	Employment Agreements; Severance and Change-in-Control Arrangements

•	Deferred Compensation Programs

Compensation Committee Oversight

The Board of Directors has established a Compensation Committee (the “Committee”) to review and provide oversight of the compensation programs of the Company and the compensation of the Principal Executive Officer (the “PEO”), the other officers named in the Summary Compensation Table (together with the PEO, the “Named Executive Officers” or the “NEOs”) and other employees designated as executive officers of the Company (collectively, the “Executives”).

Since Westlake is considered to be controlled by its principal stockholder under New York Stock Exchange rules, all Committee members are not required to be independent as defined by the listing standards of the New York Stock Exchange. The Committee is currently composed of six independent board members, one of whom serves as the Committee’s chair, and five non-independent members of the Board, one of whom is the PEO, one of whom is the Chairman of the Board, one of whom is the sister of the PEO and the Chairman of the Board, one of whom is the son of the PEO and the nephew of the Chairman of the Board, and the last of whom is the son of the Chairman of the Board and the nephew of the PEO.

The Committee operates under the provisions of a charter and meets periodically throughout the year. The Committee’s duties include the following:

•

reviewing and approving the corporate goals and objectives relevant to the PEO’s compensation, evaluating the PEO’s performance in light of the goals and objectives and determining the PEO’s compensation level based upon the performance evaluation and other relevant factors;

•	reviewing and approving the PEO’s assessment of, and compensation recommendations for, the NEOs and other Executives;

•

administering and making recommendations to the Board with respect to the design of the Company’s incentive compensation plans, equity-based plans and other compensation and benefit plans and the issuance of stock and other awards under these plans;

•	reviewing and making recommendations to the Board with respect to the fees and other compensation received by directors and board committee members;

•	reviewing matters related to the succession plan for the PEO and other Executives;

•	reviewing and approving employment agreements for Executives and change-in-control protection offered to non-Executive employees of the Company, if any; and

•	producing a compensation committee report to be included in the annual proxy statement of the Company as required by applicable rules and regulations.

External Advisors

To assist the Committee in respect of its oversight responsibilities, the Committee periodically utilizes the services of independent third-party compensation consultants to conduct compensation surveys and determine compensation trends, analyze and assess the Company’s compensation systems and programs, review current legal, accounting and administrative matters associated with executive compensation and offer opinions as to the effectiveness and competitiveness of the program. For 2020, the Committee directly engaged the services of Willis Towers Watson as a compensation consultant to advise the Committee on executive compensation matters. Willis Towers Watson assists the Committee by providing comparative market data on compensation programs and practices of peer competitors, the broader-based chemical industry and general industry. Willis Towers Watson also assists the Company with general compensation consultation regarding employees other than the NEOs. In 2020, the Company paid Willis Towers Watson approximately $68,000 for executive compensation advisory services and approximately $1.7 million for other services (primarily related to the administration of the Company’s legacy defined benefit retirement plans). The decision to engage Willis Towers Watson for the non-executive-compensation services was determined by management and approved by the Committee. In February 2021, the Committee assessed whether the work of Willis Towers Watson for the Company during 2020 raised any conflict of interest and concluded that no conflict of interest exists.

The Deliberative Process

In establishing target executive compensation, the Committee has selected a set of peer group companies (the “Peer Group”) that is used as one of the means in helping to establish executive compensation targets. The companies that comprise the Peer Group are selected annually from among companies within the chemical industry of relative comparable size to Westlake, with executive positions of similar scope and responsibility and from among companies with which Westlake may compete for executive talent. The following companies make up the Peer Group as adopted by the Committee in 2020:

Air Products and Chemicals, Inc.	Huntsman Corporation
Axalta Coating Systems Ltd.	The Mosaic Company
Celanese Corporation	Olin Corporation
CF Industries Holdings, Inc.	PPG Industries, Inc.
The Chemours Company	RPM International Inc.
Eastman Chemical Company	The Sherwin-Williams Company
Ecolab Inc.	Trinseo S.A.

The 2020 selected Peer Group reflects no changes from the previous year. The Committee may add or replace companies in the Peer Group as warranted to reflect changes in the size, business profile and publicly-listed status of the companies in the Peer Group to help ensure that companies comparable in size and business profile to the Company are included.

In addition to referring to the Peer Group, Willis Towers Watson utilizes survey data from its proprietary general industry and chemical industry databases, including, but not limited to, the Willis Towers Watson CDB Executive Survey as well as the Korn Ferry Hay Group Chemicals Industry survey, and other relevant market information, that compare the compensation of executives at numerous companies in similar positions as the NEOs (the “Market Survey”). The Market Survey is used in conjunction with the Peer Group data (collectively, the “Reference Points”) to help validate the market findings and more specifically establish market compensation rates for positions for which there are limited Peer Group data and/or for positions that are not industry-specific and for which the Company would need to recruit on a broader basis (for instance, Chief Financial Officer). Finally, in establishing the target executive compensation, the Committee takes a total compensation view to include base pay, cash bonuses and long-term incentive and equity awards, so that as long as the composite total compensation of an NEO is competitive with the Reference Points, individual components may fall below or above the median of the Reference Points. In conducting its surveys for the Reference Points, Willis Towers Watson reports directly to the Committee on each component and on a composite total compensation basis.

The Committee meets annually in February to address the compensation of the PEO, other NEOs and other Executives. During this meeting, the Committee reviews the achievement of the Company’s goals and objectives, including the Company’s performance relative to its competitors within the commodity chemical industry, including those direct competitors within the Peer Group, and the Committee reviews the Reference Points as well as other relevant factors established by the Committee for the PEO and the factors established by the PEO in setting and approving the other NEOs’ compensation. During this deliberation, the PEO is excused from the meeting to allow the other members of the Committee to deliberate independently regarding his compensation. During this annual review meeting, the PEO also presents his recommendations to the Committee regarding the compensation to be provided to the other NEOs and other Executives. The PEO and the Committee, after considering data from the Reference Points and other relevant factors, set the compensation for these Executives.

Compensation Philosophy and Program Objectives

The Company has designed and maintains a comprehensive executive compensation program as a means of:

•	attracting, rewarding and retaining top executive talent in support of the Company’s vision, mission and objectives;

•	maintaining market competitiveness with the Company’s peer group compensation programs and practices;

•	encouraging and rewarding the achievement of specific individual, business segment and corporate goals and objectives;

•

placing a significant portion of total compensation at risk through variable pay components, including upside potential where targeted objectives are exceeded, to promote management action to create added stockholder value;

•	aligning management interests with the interests of the stockholders; and

•	balancing short-term objectives with long-term strategic initiatives and thinking through the design of both short-term and long-term pay programs.

Elements of the Program

The Company’s executive compensation program contains a combination of both short-term and long-term elements designed to reward and encourage near-term goal accomplishment as well as to reward and encourage long-term strategic thinking and actions that benefit the Company and its stockholders by aligning executive pay to performance. These combined elements, in tandem with employee benefits and a limited number of perquisites, form the basis of Westlake’s total compensation system. These elements have been chosen as the compensation components designed to allow the Company to adhere to the above stated compensation philosophy and program objectives which include remaining “market competitive” with its peers in the chemical industry and the broader market for executive talent. Each element has been allocated in the total compensation package in an attempt to find a balance between short-term and long-term rewards as well as cash and non-cash forms of payment. Further, the total compensation program seeks to place a significant amount of pay “at risk” through the use of variable pay elements to align pay with performance. The mix of base salary and performance-based compensation (inclusive of annual bonus and long-term equity incentive compensation) is represented in the charts below. The Committee has determined that based on the Reference Points and their broad corporate-wide responsibilities, the PEO and the Chairman, as compared with other NEOs, should receive a higher portion of their total compensation from “at risk” components given their ability to influence Company performance and the desire of the Committee to further incentivize the PEO’s and the Chairman’s ongoing efforts to create value for the stockholders. The relative difference in pay between the PEO and the Chairman primarily reflects the difference in job scope and responsibility between the two positions and is further validated by the Reference Points data, which show that the PEO is typically the highest paid position. The relationship in pay among the other NEOs is driven by variation in job scope and level of responsibility, the Reference Points data, individual performance, internal equity and other factors as determined by the Committee as appropriate.

Prior Votes on Executive Compensation

In approving the 2020 compensation of the NEOs, the Committee considered the results of the advisory vote on the say-on-pay proposals at the 2017 and 2020 annual meetings of stockholders, at which a substantial majority of the votes cast on the say-on-pay proposals were voted in favor of the proposals. The Committee did not change its executive compensation approach based on the votes. The Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs. At the 2020 annual meeting, a substantial majority of the votes cast on the advisory vote on the frequency of the say-on-pay proposal were voted in favor of holding that vote every three years.

Establishing Compensation Levels

On an annual basis as the Committee meets to set the target compensation for the PEO, other NEOs and other Executives, the Committee considers the responsibility and scope of the individual job assignments as well as the Executive’s job performance and achievements measured against a variety of goals and objectives. As a first step, the PEO provides his evaluation of each Executive based upon the achievement of goals and objectives unique to a business segment or a corporate assignment and an assessment of the Executive’s individual contribution and effort and a variety of managerial success factors. Next, the Committee may make its own assessment of each Executive based upon the interaction Committee members have had with the Executive throughout the year. Lastly, once the Committee considers all of these factors in tandem with the Reference Points, the Committee establishes the compensation target for each element of the total compensation program.

Base Pay—This element is the principal cash compensation component of the Company’s program and is designed to provide the Executive with a market-competitive minimum level of compensation. In setting base pay rates for 2020, the Committee considered the Reference Points, the scope and range of responsibility, accountability and business impact of the position as well as current economic conditions to aid it in evaluating and matching the positions with the market and setting fair-market competitive base pay targets. In setting base pay rates for Executives, the Committee has determined that, based on the advice of its independent consultant, Willis Towers Watson, the base pay of the Executives can generally be considered as competitive if targeted to be within 90% to 110% of the 50th percentile of the market depending on the performance of the individual Executive, the magnitude of adjustments deemed necessary by the Committee to ensure retention of the Executive and the performance of the Company. The Committee also recognizes that market pricing is an inexact science and that base pay above or below that range may be required to meet market demand or to recognize individual performance or experience levels. The Committee does not set a specific fixed target percentage for any of the NEOs but generally works to set the base pay of each NEO to be within the range at its discretion based upon market and performance factors. Base pay is evaluated on an annual basis using then current market information, and the Committee may authorize an adjustment to:

•	ensure that the Executive’s current base pay is within the acceptable target level as determined by the Committee;

•	ensure internal equity;

•	recognize individual performance and contributions; or

•	recognize changes in responsibility or the scope of the Executive’s position.

For additional information on the salaries paid to the PEO and the other NEOs during 2020, see “Executive Compensation—2020 Summary Compensation Table.” In lieu of a salary increase for 2020, the Committee elected to issue to each of the NEOs a special, one-time grant of restricted stock units, which vested in February 2021, equivalent in value to what would have been provided as an increase to base salary, to further align the interests of our executives with those of our shareholders. In January 2021, the Committee elected to increase the base salary of Mr. Kearns from $618,000 to $680,000 in connection with his promotion to Executive Vice President and Chief Operating Officer. In February 2021, the Committee further elected to set the base salaries for the NEOs as follows: $1,167,000 for Mr. Albert Chao, $714,000 for Mr. James Chao, $641,000 for Mr. Bender and $554,000 for Mr. Ederington. The salaries of Mr. Albert Chao, Mr. James Chao, Mr. Bender and Mr. Ederington were increased from $1,144,000, $700,000, $628,000 and $543,000, respectively, after consideration of the Reference Points.

Cash Incentive Plans/Bonuses—For 2020, the PEO, other NEOs and other Executives were eligible to be considered to receive payments under the Company’s Annual Incentive Plan (“AIP”) and Quarterly Incentive Plan (“QIP”). The AIP is designed to conform to the provisions of the Westlake Chemical Corporation 2013 Omnibus Incentive Plan, as amended and restated in 2017 (the “2013 Plan”). The Committee administers the AIP with respect to the Executives, and the PEO (or any other Executive to whom the PEO may delegate such authority) administers the AIP with respect to other participants. The bonus potential of the AIP and QIP plans has been designed to serve as a significant incentive for continuous improvement and to provide cash compensation opportunities that are competitive within the market with an emphasis on the Company’s peers within the chemical industry.

AIP. Under the terms of the AIP, a target bonus percentage is established by the Committee for the PEO, other NEOs and other Executives generally ranging from 35% to 130% of base pay (as of the end of the previous year) depending on the position, level and range of responsibility of the employee. The Committee uses the target bonuses as reference points but retains the discretion to award bonuses based on the specific factors described below with respect to individual NEOs. In establishing the target bonus, the Committee reviews the Reference Points with respect to the PEO and the PEO’s recommendations and the Reference Points with respect to the other NEOs. The Committee set the AIP target bonuses for 2020 and 2021 as follows (as a percentage of base pay):

	2020	2021
Mr. Albert Chao	130%	130%
Mr. James Chao	105%	105%
Mr. Bender	75%	75%
Mr. Ederington	70%	70%
Mr. Kearns	75%	80%

The change in the AIP target for Mr. Kearns was made in connection with his promotion to Executive Vice President and Chief Operating Officer.

No bonus payment is authorized under the AIP unless one of the performance goals established by the Committee for the performance period is satisfied. For 2020, the Committee approved the following threshold metrics for the AIP, any one of which must have been met in order to authorize bonus payments under the AIP for 2020:

1.

Total Shareholder Return (“TSR”)—the Company’s TSR relative to the Peer Group must be within the top two-thirds. For this purpose, TSR is defined as: (A) the average of the daily average stock price for the 90-day period ended on December 31, 2020, minus the average of the daily average stock price for the 90-day period ended on December 31, 2019, plus dividends paid, divided by (B) the average of the daily average stock price for the 90-day period ended on December 31, 2019.

2.

Return on Capital—Return on Capital must be equal to or greater than 33% of the weighted average cost of capital. For this purpose, “Return on Capital” is defined as net operating profit after tax of the Company on a consolidated basis, divided by capital employed.

3.	Budgeted SGA—the selling, general and administrative expenses (“SGA”) for 2020 must be equal to or less than $516.6 million.

In February 2021, the Committee reviewed the results of the Company with respect to these performance goals and certified that all of these goals had been met for 2020, as follows:

1.	The Company’s TSR relative to the Peer Group was determined to be within the top two-thirds.

2.	The Company’s Return on Capital employed was greater than 33% of the weighted average cost of capital.

3.	SGA expenses for 2020 were $448.6 million.

The Committee then reviewed the contributions and performance of the PEO and each of the other NEOs during 2020 and, in its discretion, awarded bonus payments under the AIP to the PEO and each of the other NEOs. Mr. Albert Chao was awarded a bonus payment equal to 155% of his target bonus and Mr. James Chao was awarded a bonus payment equal to 157% of his target bonus, in each case based on their leadership during the challenges brought by COVID-19, hurricanes Laura and Delta and the general economic environment in 2020, as well as the focus on safe and efficient operations. The Committee awarded Mr. Bender a bonus payment equal to 162% of his target bonus in consideration of his leadership role in implementing effective cost controls and maintaining a strong balance sheet despite the challenges brought by COVID-19, hurricanes Laura and Delta and the general economic environment in 2020. The Committee awarded Mr. Ederington a bonus payment equal to 155% of his target bonus based upon his leadership role during the challenges brought by COVID-19, hurricanes Laura and Delta, and the general economic environment in 2020, as well as his management of certain legal and organizational matters. The Committee awarded Mr. Kearns a bonus payment equal to 115% of his target bonus based upon the performance of the vinyls chemicals businesses and his leadership role during the challenges brought by COVID-19, hurricanes Laura and Delta and the general economic environment in 2020.

In February 2021, the Committee approved a set of metrics substantially similar to those used for the 2020 AIP plan year, any one of which must be met in order to authorize bonus payments for the 2021 AIP plan year.

The cash bonus payments are typically made in March of each year.

QIP. The QIP is a short-term cash incentive designed for the general employee population, including the NEOs and the other Executives, and is paid to all eligible employees on a quarterly basis for the achievement of short-term operating goals for their respective departments, units or operations. For example, the targets in 2020 for an operating unit under either the olefins or the vinyls business segment included a variety of operational and commercial goals, including production and sales volumes, raw material usage and yields, as well as goals to limit or reduce safety and environmental incidents and to improve product quality. The QIP award for the NEOs with corporate assignments (Messrs. Albert Chao, James Chao, Bender and Ederington) was based upon keeping operating expenses within budgeted amounts for the applicable corporate departments and a weighted average of the factors for each of the business segments. The NEOs are subject to the same metrics that apply to the general employee population, which include safety, environmental, operating efficiency and cost/profitability metrics. All of the goals are established and weighted by management and approved by the PEO at the beginning of each year or when executive responsibilities change, and are measured each quarter to determine the level of goal achievement and the payment amount. Although the QIP results are measured and a payment is received each quarter, the QIP provides for a make-up provision at the end of the year so that if certain targets were not met in the previous quarters, but were met at the end of the year, the participants will be eligible to receive a make-up payment for having achieved the targets for the full year.

The goal-setting process includes the establishment of targets that seek to foster continuous improvement in all aspects of the Company’s operations and in any given year to focus on the most important elements facing the operations at the time. The targeted quarterly payment under these plans for 2020 for each of the NEOs was 8% of quarterly eligible earnings. These target percentages reflect similar percentages for almost all similarly situated employees at Westlake. Payment is based upon the rate of actual goal achievement: in other words, if 60% of the quarterly targets were met, then 60% times 8% would be paid, or 4.8%. In all cases, however, the final payment is subject to the Company meeting a return on capital employed (“ROCE”) target which is specific only to the QIP and is established by the PEO at his discretion at the beginning of each Plan Year. The QIP ROCE target for 2020 was 5.25%. In the event the ROCE target is met, 100% of the QIP payment will be authorized, subject to the achievement of the actual goals. If the ROCE target is not met but is above 0%, then a prorated QIP payment will be authorized, subject to the achievement of the actual goals. If the ROCE target is 0% or below, a payment of 25% of the QIP will be authorized, subject to the achievement of the actual goals. The full year results of the QIP for 2020 for the NEOs is noted below:

	Target Achievement	Adjustments made as a result of ROCE	Payout
Mr. Albert Chao	81.6%	None	$74,641
Mr. James Chao	81.6%	None	$48,078
Mr. Bender	81.6%	None	$40,974
Mr. Ederington	81.6%	None	$35,429
Mr. Kearns	65.6%	None	$32,437

Long-Term Incentives (“LTI”)—A long-term stock-based and cash-based incentive program has been adopted by the Board of Directors to foster a long-term view of the business, assist in retaining and rewarding Executives for their efforts and achievements and provide management with an ownership interest in the Company to help to further align their actions with the interests of the stockholders. Under the terms of the 2013 Plan, the Company may grant Executives a variety of stock-based and cash-based compensation awards. In determining the targeted LTI award, the Committee utilizes the same deliberative process as earlier described for base pay and cash incentives. The Committee reviews the Reference Points and recommendations from Willis Towers Watson and the PEO, then sets a LTI target for each of the NEOs, which is a percentage of base pay based upon each NEO’s base pay as of the previous year end. As with other elements of the Company’s compensation program, the size of these awards is based upon the level and scope of the Executive’s job, the performance of the individual and competitive market forces. The Committee determined that to be competitive with relevant companies set forth in the Reference Points, the LTI targets for the PEO and other NEOs should be no less than 80% and no higher than 110% of the market 50th percentile for long-term incentives for similarly situated executives at companies set forth in the Reference Points. For more information on LTI awards granted to the NEOs in 2020, please see “Executive Compensation—2020 Grants of Plan-Based Awards.” After reviewing the Reference Points at meetings in February 2020 and 2021, the Committee set the LTI targets for Messrs. Albert Chao, James Chao, Bender, Ederington and Kearns as outlined below.

The LTI targets (each as a percentage of base pay for an NEO) set for the PEO and the other NEOs by the Committee for 2020 and 2021 are as follows:

	2020	2021
Mr. Albert Chao	450%	450%
Mr. James Chao	400%	400%
Mr. Bender	225%	230%
Mr. Ederington	200%	210%
Mr. Kearns	225%	230%

Changes in the LTI targets for Messrs. Bender and Ederington were made in consideration of the Reference Points data with respect to comparable positions. The change in the LTI target for Mr. Kearns was made in connection with his promotion to Executive Vice President and Chief Operating Officer.

The Committee granted the LTI awards using three separate components, each comprising one-third of the value of the overall award:

•	non-qualified stock options;

•	restricted stock units; and

•	performance stock unit awards.

The Committee, after consultation with management and Willis Towers Watson, has chosen this program to recognize the unique characteristic of each award type. While all three types of awards provide Executives with an incentive to help grow the value of the Company and the corresponding value of the stock, options may experience more volatility over the term of the award, and the Executives may receive no compensation if the price of the Company’s shares never exceeds the exercise price of the options following vesting of the options. On the other hand, restricted stock unit awards put direct shares into the hands of management and give them a more direct line of sight to the potential value they might realize. In addition, the performance stock unit award was designed to provide added incentive based on the achievement of a performance target. The Committee believes the equal split of awards of stock options, restricted stock units and performance-based awards provides an overall balanced award.

Non-Qualified Stock Options—Under the provisions of the 2013 Plan, the Company may grant non-qualified stock options to executive and senior management personnel. The Board of Directors typically grants these awards annually during the first quarter of the year in conjunction with the first Board of Directors meeting of the year. The grant price for these awards is based upon the mean of the high and low market price for shares of the Company’s common stock on the date of the award as approved by the Board of Directors. All annual stock options granted by the Board of Directors to date have had a 10-year term with a three-year ratable vesting period. The Company has not made any post-award adjustments in grant dates or grant prices.

Restricted Stock Units—As with stock options, the Board of Directors typically grants awards of restricted stock units annually during the first quarter of the year in conjunction with the first Board of Directors meeting of the year. Each restricted stock unit award granted by the Board of Directors represents a contingent right to one share of Westlake’s common stock and is scheduled to vest 100% at the end of a three-year period. In addition, after a reorganization of the corporate reporting structure, in February 2020, Mr. Ederington and Mr. Kearns were awarded special restricted stock unit awards of $500,000 and $650,000, respectively, which will vest in five years.

Performance Stock Unit Awards—The performance stock unit awards granted in February 2020 are subject to a three-year performance period beginning on January 1, 2020 and ending on December 31, 2022. The amount of performance stock units received will be based upon either the Company’s total shareholder return compared with the total shareholder return of the Peer Group for 2020 (threshold performance requires a relative total shareholder return rank of at least the 33rd percentile; target performance requires a rank of at least the 50th percentile; and maximum performance requires a rank of at least the 75th percentile) or the Company’s return on the cost of capital (threshold performance requires returns equal to at least 50% of the weighted average cost of capital (“WACC”); target performance requires a return equal to at least the WACC; and maximum performance requires a return equal to at least two times the WACC), whichever measure results in the greater payout.

	Threshold Performance	Target Performance	Maximum Performance
Payment Rate	25% of target value	100% of target value	200% of target value

Performance Rate (Relative TSR)	33.3rd percentile	50th percentile	75th percentile
Performance Rate (Return on Cost of Capital)	at least 0.5X	at least 1X *	at least 2X

*	“X” equals a return equal to the WACC

If at least the threshold performance is attained, the performance awards will be paid after the Committee determines the performance level.

Stock Ownership, Pledging and Anti-Hedging Policy—In an effort to further align the interests of the Executives and the stockholders, the Committee has adopted a policy that requires the PEO, each other NEO and other key Executives, as well as directors, to retain 50% of any vested restricted stock and shares of common stock of the Company acquired through the vesting of restricted stock awards, restricted stock unit awards and performance stock unit awards, net of shares used to pay applicable taxes, until the total value reaches five times the annual base salary for Messrs. Albert Chao and James Chao, three times the annual base salary for certain other officers (including Messrs. Bender, Ederington and Kearns), one times the annual base salary of other officers, and three times the annual cash retainer for directors, or until his or her employment or service, as the case may be, with the Company terminates. This policy also prohibits our directors and executives from shorting or hedging, or buying puts and calls with respect to, our securities, or entering into similar arrangements and requires directors and executives to provide notice prior to pledging our securities. None of our directors or executives currently pledges any of our securities. Equity awards to Executives, any shares of common stock issued under equity awards and any profits realized on the sale of such shares are subject to potential clawback or recoupment.

Perquisites —All Executives were eligible for a Company-paid annual physical examination during 2020, which is provided as a means to promote personal health and wellness.

Post-Employment Programs—Executives are eligible for participation in the same retirement and post-retirement benefit programs as all employees within their respective business units. The Company does not provide any supplemental executive retirement or pension benefit for which these executives are eligible. The Company’s primary retirement benefit is the Westlake Savings Plan, a 401(k) defined contribution plan, and participating employees, including Executives, are eligible for a matching contribution from the Company based upon the plan provisions. Additionally, the Company provides an annual contribution to the plan for eligible employees and Executives equal to 8% of their annualized base pay in 2020 and 2021 up to the IRS limits ($285,000 for 2020 and $290,000 for 2021).

Employment Agreements; Severance and Change-in-Control Arrangements—The Company does not have employment agreements with any of the NEOs; however, each Executive, including each of the NEOs, is typically provided an offer letter of employment containing the principal elements of the employment arrangement, including compensation. None of these offer letters currently contains a provision for payments upon a change in control.

Deferred Compensation Programs—The Company has no deferred compensation programs for which the Executives are eligible to participate except for the standard provisions of the Company’s 401(k) plan and provisions of Section 125 of the Internal Revenue Code whereby salary is reduced for taxation since the 401(k) contributions are made by employees on a pre-tax basis, thereby reducing their salary and taxable income.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The following report has been submitted by the Compensation Committee of the Board of Directors:

The Compensation Committee of the Board of Directors has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for its 2021 annual meeting of stockholders, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, each as filed with the Securities and Exchange Commission.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
R. Bruce Northcutt, Chairman Albert Y. Chao David T. Chao James Y. Chao John T. Chao Michael J. Graff Marius A. Haas Dorothy C. Jenkins Kimberly S. Lubel Mark A. McCollum Jeffrey W. Sheets

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Albert Chao, David Chao, James Chao and John Chao and Ms. Jenkins are currently members of the Compensation Committee and are not “independent” as defined by the listing standards of the New York Stock Exchange. Messrs. Graff, Haas, McCollum, Northcutt and Sheets and Ms. Lubel are also currently members of the Compensation Committee. Under the corporate governance rules of the New York Stock Exchange, we are considered to be controlled by TTWF LP, so we are eligible for, and have elected to take advantage of, the exemption from the provisions of those rules requiring a compensation committee composed entirely of independent directors.

EXECUTIVE COMPENSATION

The following tables provide information regarding the compensation awarded to or earned during 2020 and, to the extent applicable, prior years, by the NEOs.

2020 Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and		Salary(1)	Bonus	Awards(3)	Awards(5)	Compensation(6)	Compensation(7)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
Albert Chao	2020	1,144,000	0	3,694,714	1,714,282	4,045,121	99,724	10,697,841
President and Chief	2019	1,136,667	0	2,934,790	1,465,262	5,257,633	86,099	10,880,451
Executive Officer	2018	1,089,000	0	1,291,208	1,291,208	5,260,245	82,795	9,014,456

James Chao	2020	735,833	0	2,643,425	1,218,773	2,519,643	84,178	7,201,852
Chairman	2019	909,167	0	2,347,800	1,172,201	3,831,444	75,551	8,336,163
	2018	869,667	0	1,021,478	1,021,478	3,751,110	72,616	6,736,349

M. Steven Bender	2020	628,030	0	1,039,772	470,523	1,252,827	53,518	3,444,670
Executive Vice President and	2019	623,333	0	760,381	379,642	1,580,614	48,590	3.392,560
Chief Financial Officer	2018	591,667	0	347,985	347,985	1,752,215	47,853	3,087,705

L. Benjamin Ederington	2020	543,000	0	1,296,441	361,632	967,940	49,895	3,218,908
Senior Vice President, General	2019	539,167	0	606,948	303,045	1,227,407	45,357	2,721,923
Counsel, Chief Administrative	2018	509,500	0	266,317	266,317	1,246,526	42,875	2,331,535
Officer and Secretary

								Non-Equity
					Stock		Option	Incentive Plan	All Other
Name and		Salary(1)	Bonus		Awards(3)		Awards(5)	Compensation(6)	Compensation(7)	Total
Principal Position	Year	($)	($)		($)		($)	($)	($)	($)

Roger L. Kearns	2020	618,000	0		1,719,023		463,039	566,437	52,540	3,419,039
Executive Vice President and	2019	615,000	0		527,038		263,149	625,440	51,035	2,081,662
Chief Operating Officer	2018	413,661	2,000,000	(2)	2,000,000	(4)	0	456,768	337,158	5,207,588

(1)	See “Compensation Discussion and Analysis—Establishing Compensation Levels—Base Pay” for more information on base salary.
(2)

Represents a sign-on bonus payment of $2,000,000 to Mr. Kearns (which was primarily intended to replace compensation that Mr. Kearns surrendered when he departed his previous employer), 50% of which was paid on April 30, 2019 in cash and the remaining 50% of which was paid on April 30, 2020 in cash.

(3)

For 2018, these amounts represent the grant date fair value of restricted stock unit awards granted to our named executive officers. For 2019, these amounts represent the grant date fair values of restricted stock unit awards and performance stock unit awards granted to our named executive officers. For 2020, these amounts represent the following grant date fair values of restricted stock unit awards, restricted stock units issued in lieu of a base salary increase and performance stock unit awards granted to our named executive officers, as follows: $1,714,284, $261,012 and $1,719,417, respectively, for Mr. Albert Chao; $1,218,782, $202,176 and $1,222,467, respectively, for Mr. James Chao; $470,559, $97,271 and $471,942, respectively, for Mr. Bender; $361,640, $72,131 and $362,693, respectively, for Mr. Ederington; and $463,057, $141,497 and $464,439, respectively, for Mr. Kearns. For 2020, the amounts also include the grant date fair value of restricted stock unit awards of $499,978 for Mr. Ederington and $650,030 for Mr. Kearns. All grant date fair values of these awards are calculated in accordance with FASB ASC Topic 718. For a discussion of the related valuation assumptions for the restricted stock unit awards and performance stock unit awards, please see Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(4)

Represents restricted stock units that vested in two equal installments on April 30, 2019 and April 30, 2020. The grant of these restricted stock units was primarily intended to replace compensation that Mr. Kearns surrendered when he departed his previous employer. Mr. Kearns received dividend equivalents with respect to the restricted stock units.

(5)

These amounts represent the grant date fair value of stock option awards granted to our named executive officers in the applicable year, calculated in accordance with FASB ASC Topic 718. For a discussion of the related valuation assumptions for the stock option awards, please see Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(6)

For 2018, 2019 and 2020, the amounts represent the sum of (A) the QIP incentive bonus earned in the applicable year, (B) the AIP annual cash incentive earned in the applicable year and (C) an amount earned in 2018, 2019 and 2020 with respect to the long-term cash performance award granted in February 2016, February 2017 and February 2018, respectively. The amounts of the QIP annual cash incentives earned for 2020 were $74,641 for Mr. Albert Chao, $48,078 for Mr. James Chao, $40,974 for Mr. Bender, $35,429 for Mr. Ederington and $32,437 for Mr. Kearns. The amounts of the AIP annual cash incentives earned for 2020 were $2,305,000 for Mr. Albert Chao, $1,154,000 for Mr. James Chao, $763,000 for Mr. Bender, $589,000 for Mr. Ederington and $534,000 for Mr. Kearns. The long-term cash performance awards granted in February 2018 paid out at 128.6% of target value based on achievement during the performance period as follows: $1,665,479 for Mr. Albert Chao, $1,317,565 for Mr. James Chao, $448,853 for Mr. Bender, and $343,512 for Mr. Ederington.

(7)	The amounts include the following in 2020:

	Westlake Matching Contributions to 401(k) Savings Plan and Additional Contributions of 8% of Annualized Base Pay (Up to $285,000 In 2020)	Term Life Insurance Premiums	Other Compensation(a)	Cash Dividends on Unvested Restricted Stock and Dividend Equivalents on Unvested Restricted Stock Units and Unvested Performance Stock Units
Albert Chao	$34,200	$ 750	$ 500	$64,274
James Chao	$34,200	$ 750	$ 500	$48,728
M. Steven Bender	$34,200	$1,125	$ 500	$17,693
L. Benjamin Ederington	$34,200	$1,500	$ 500	$13,695
Roger L. Kearns	$34,200	$1,125	$1,500	$15,715

(a)

Includes a special, one-time bonus in the amount of $500 distributed in 2020 to all employees, and, for Mr. Kearns, a one-time employer contribution to a Health Savings Account (“HSA”) in the amount of $1,000.

The amounts include the following in 2019:

	Westlake Matching Contributions to 401(k) Savings Plan and Additional Contributions of 8% of Annualized Base Pay (Up to $280,000 In 2019)	Term Life Insurance Premiums	Other Compensation(a)	Cash Dividends on Unvested Restricted Stock and Dividend Equivalents on Unvested Restricted Stock Units and Unvested Performance Stock Units
Albert Chao	$33,600	$1,004	—	$51,495
James Chao	$33,600	$ 864	—	$41,087
M. Steven Bender	$33,600	$1,296	—	$13,694
L. Benjamin Ederington	$33,600	$1,728	—	$10,029
Roger L. Kearns	$33,600	$1,296	$1,000	$15,139

(a)	Includes a one-time employer contribution to an HSA in the amount of $1,000.

The amounts include the following in 2018:

	Westlake Matching Contributions to 401(k) Savings Plan and Additional Contributions of 8% of Annualized Base Pay (Up to $275,000 In 2018)	Term Life Insurance Premiums	Other Compensation(a)	Cash Dividends on Unvested Restricted Stock and Dividend Equivalents on Unvested Restricted Stock Units and Unvested Performance Stock Units
Albert Chao	$32,600	$1,123	—	$49,072
James Chao	$32,600	$ 864	—	$39,152
M. Steven Bender	$32,600	$1,296	—	$13,957
L. Benjamin Ederington	$32,600	$1,728	—	$ 8,547
Roger L. Kearns	$ 0	$ 864	$323,196	$13,098

(a)

Relocation reimbursements and expenses made in connection with Mr. Kearns’ relocation from Brussels, Belgium to Houston, Texas, including approximately $149,079 related to the sale of his home, $43,368 of general relocation expense (including household goods shipment, temporary living arrangements and airfare) and $130,749 of tax gross-ups related to the previous items.

2020 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Albert Chao	2/14/2020	—	—		—	—	—	—	26,048	(4)	—	—	1,714,284
	2/14/2020	—	—		—	—	—	—	3,966	(5)	—	—	261,012
	2/14/2020	—	—		—	—	—	—	—		110,186	65.81	1,714,282
		—	—		—	429,854	1,719,417	3,438,834	—		—	—	1,719,417
		—	1,487,200	(7)	—	—	—	—	—		—	—	—
		—	91,520	(8)	—	—	—	—	—		—	—	—
James Chao	2/14/2020	—	—		—	—	—	—	18,519	(4)	—	—	1,218,782
	2/14/2020	—	—		—	—	—	—	3,072	(5)	—	—	202,176
	2/14/2020	—	—		—	—	—	—	—		78,337	65.81	1,218,773
		—	—		—	305,617	1,222,467	2,444,934	—		—	—	1,222,467
		—	735,000	(9)	—	—	—	—	—		—	—	—
		—	56,000	(10)	—	—	—	—	—		—	—	—
M. Steven Bender	2/14/2020	—	—		—	—	—	—	7,150	(4)	—	—	470,559
	2/14/2020	—	—		—	—	—	—	1,478	(5)	—	—	97,271
	2/14/2020	—	—		—	—	—	—	—		30,243	65.81	470,523
		—	—		—	117,985	471,942	943,884	—		—	—	471,942
		—	471,000	(11)	—	—	—	—	—		—	—	—
		—	50,240	(12)	—	—	—	—	—		—	—	—
L. Benjamin Ederington	2/14/2020	—	—		—	—	—	—	5,495	(4)	—	—	361,640
	2/14/2020	—	—		—	—	—	—	1,096	(5)	—	—	72,131
	2/14/2020	—	—		—	—	—	—	7,597	(6)	—	—	499,978
	2/14/2020	—	—		—	—	—	—	—		23,244	65.81	361,632
		—	—		—	90,673	362,693	725,386	—		—	—	362,693
		—	380,100	(13)	—	—	—	—	—		—	—	—
		—	43,440	(14)	—	—	—	—	—		—	—	—
Roger L. Kearns	2/14/2020	—	—		—	—	—	—	7,036	(4)	—	—	463,057
	2/14/2020	—	—		—	—	—	—	2,150	(5)	—	—	141,497
	2/14/2020	—	—		—	—	—	—	9,877	(6)	—	—	650,030
	2/14/2020	—	—		—	—	—	—	—		29,762	65.81	463,039
		—	—		—	116,110	464,439	928,878	—		—	—	464,439
		—	463,500	(15)	—	—	—	—	—		—	—	—
		—	49,440	(16)	—	—	—	—	—		—	—	—

(1)

Represents the target, threshold and maximum payout opportunities for 2020 grants of performance stock units subject to a three-year performance period beginning on January 1, 2020 and ending on December 31, 2022. The amount of performance stock units received will be based upon either Westlake’s total shareholder return compared with the total shareholder return of the Peer Group for 2020 (threshold performance requires relative total shareholder return rank of at least the 33rd percentile; target performance requires a rank of at least the 50th percentile; and maximum performance requires a rank of at least the 75th percentile) or Westlake’s return on the cost of capital (threshold performance requires returns equal to at least 50% of the weighted average cost of capital (“WACC”); target performance requires a return equal to at least the WACC; and maximum performance requires a return equal to at least two times the WACC), whichever measure results in the greater payout. Please see “Compensation Discussion and Analysis—Long-Term Incentives” for more information.

(2)	Represents stock options that vested or will vest in three equal installments on February 14, 2021, February 14, 2022 and February 14, 2023.
(3)

Represents the grant date fair value of the awards calculated in accordance with FASB ASC Topic 718. For a discussion of the related valuation assumptions, please see Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(4)	Represents restricted stock units that will vest on February 14, 2023. The named executive officers receive dividend equivalents with respect to the restricted stock units.
(5)	Represents restricted stock units that vested on February 14, 2021. The named executive officers receive dividend equivalents with respect to the restricted stock units.
(6)

Represents special retention restricted stock units issued to Messrs. Ederington and Kearns that will vest on February 14, 2025. These officers do not receive dividend equivalents with respect to these restricted stock units.

(7)

AIP award based on a target percentage of 130% of Mr. Albert Chao’s base salary as of December 31, 2020. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the AIP incentive awards.

(8)

QIP award based on a target percentage of 8% of Mr. Albert Chao’s base salary as of December 31, 2020. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the QIP incentive awards.

(9)

AIP award based on a target percentage of 105% of Mr. James Chao’s base salary as of December 31, 2020. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the AIP incentive awards.

(10)

QIP award based on a target percentage of 8% of Mr. James Chao’s base salary as of December 31, 2020. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the QIP incentive awards.

(11)

AIP award based on a target percentage of 75% of Mr. Bender’s base salary as of December 31, 2020. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the AIP incentive awards.

(12)

QIP award based on a target percentage of 8% of Mr. Bender’s base salary as of December 31, 2020. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the QIP incentive awards.

(13)

AIP award based on a target percentage of 70% of Mr. Ederington’s base salary as of December 31, 2020. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the AIP incentive awards.

(14)

QIP award based on a target percentage of 8% of Mr. Ederington’s base salary as of December 31, 2020. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the QIP incentive awards.

(15)

AIP award based on a target percentage of 75% of Mr. Kearns’ base salary as of December 31, 2020. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the AIP incentive awards.

(16)

QIP award based on a target percentage of 8% of Mr. Kearns’ base salary as of December 31, 2020. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the QIP incentive awards.

2020 Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Fair Market Value of Shares of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Fair Market Value of Unearned Shares That Have Not Vested(1) ($)
Name	Exercisable	Unexercisable
Albert Chao	61,574	—	30.053	2/17/2022	—	—
	37,876	—	45.698	2/15/2023	—	—
	39,988	—	63.978	2/14/2024	—	—
	45,298	—	68.090	2/20/2025	—	—
	81,673	—	44.420	2/18/2026	—	—

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Fair Market Value of Shares of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Fair Market Value of Unearned Shares That Have Not Vested(1) ($)
Name	Exercisable	Unexercisable
	77,746	—		61.865	2/17/2027	—		—
	29,467	15,180	(2)	107.75	2/16/2028	11,983	(5)	977,183
	23,003	46,705	(3)	79.83	2/15/2029	18,354	(6)	1,497,686	4,602	(10)	375,523
	—	110,186	(4)	65.81	2/14/2030	26,048	(7)	2,125,517	6,532	(11)	533,011
						3,966	(8)	323,626
James Chao	16,420	—		30.053	2/17/2022	—		—
	12,321	—		68.090	2/20/2025	—		—
	65,304	—		44.420	2/18/2026	—		—
	62,197	—		61.865	2/17/2027	—		—
	23,311	12,010	(2)	107.75	2/16/2028	9,480	(5)	773,568
	18,402	37,364	(3)	79.83	2/15/2029	14,683	(6)	1,198,133	3,682	(10)	300,451
	—	78,337	(4)	65.81	2/14/2030	18,519	(7)	1,511,150	4,644	(11)	378,950
						3,072	(8)	250,675
M. Steven Bender	10,740	—		45.698	2/15/2023	—		—
	9,816	—		63.978	2/14/2024	—		—
	20,995	—		61.865	2/17/2027	—		—
	7,941	4,092	(2)	107.75	2/16/2028	3,230	(5)	263,568
	5,960	12,101	(3)	79.83	2/15/2029	4,755	(6)	388,008	1,193	(10)	97,349
	—	30,243	(4)	65.81	2/14/2030	7,150	(7)	583,440	1,793	(11)	146,309
						1,478	(8)	120,605
L. Benjamin Ederington	12,569	—		42.420	2/18/2026	—		—
	13,734	—		61.865	2/17/2027	—		—
	6,077	3,132	(2)	107.75	2/16/2028	2,472	(5)	201,715
	4,757	9,660	(3)	79.83	2/15/2029	3,796	(6)	309,754	952	(10)	77,683
	—	23,244	(4)	65.81	2/14/2030	5,495	(7)	448,392	1,378	(11)	112,445
						1,096	(8)	89,434
						7,597	(9)	619,915
Roger L. Kearns	4,131	8,388	(3)	79.830	2/15/2029	3,296	(6)	268,954	827	(10)	67,483
		29,762	(4)	65.813	2/14/2030	7,036	(7)	574,138	1,764	(11)	143,942
						2,150	(8)	175,440
						9,877	(9)	805,963

(1)	Based on the closing price of our common stock on the New York Stock Exchange on December 31, 2020 ($90.30 per share).
(2)	These stock options vested in three equal installments on February 16, 2019, February 16, 2020 and February 16, 2021.
(3)	These stock options vest or vested in three equal installments on February 15, 2020, February 15, 2021 and February 15, 2022.
(4)	These stock options vest or vested in three equal installments on February 14, 2021, February 14, 2022 and February 14, 2023.
(5)	These shares of restricted stock vested on February 16, 2021.
(6)	These restricted stock units vest on February 15, 2022.
(7)	These restricted stock units vest on February 14, 2023.
(8)	These shares of restricted stock vested on February 14, 2021.
(9)	These restricted stock units vest on February 14, 2025.
(10)	These performance stock units vest on February 15, 2022.
(11)	These performance stock units vest on February 14, 2023.

2020 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Albert Chao	181,646	9,046,281	19,902	1,309,800
James Chao	0	0	15,922	1,047,867
M. Steven Bender	24,996	739,140	5,375	353,742
L. Benjamin Ederington	0	0	3,516	231,397
Roger L. Kearns	0	0	9,224	409,984

(1)	Based on the difference between the market price of our common stock on the date of exercise and the option exercise price.
(2)	Based on the market price of our common stock on the applicable vesting date.

CEO Pay Ratio Analysis

The table below sets forth comparative information regarding: (1) the annual total compensation of our Chief Executive Officer, Mr. Albert Chao, for the year ended December 31, 2020, determined on the basis described below; (2) the median of the annual total compensation of all employees of the Company and its consolidated subsidiaries, excluding our Chief Executive Officer, for the year ended December 31, 2020, determined on the basis described below; and (3) a ratio comparison of those two amounts. These amounts were determined in accordance with rules prescribed by the SEC.

For purposes of determining the median of the annual total compensation of all employees of the Company and its consolidated subsidiaries, excluding our Chief Executive Officer, for the year ended December 31, 2020, the applicable SEC rules require us to identify the median employee by using either annual total compensation for all such employees or another consistently applied compensation measure. For these purposes, we used total taxable earnings, plus certain non-taxable items, including retirement plan contributions and car allowances/perquisites, as determined from the Company’s payroll records for the period from January 1, 2020 through December 31, 2020 (the “Measurement Date”), as our consistently applied compensation measure. We included all employees of the Company and its consolidated subsidiaries as of the Measurement Date, whether employed on a full-time, part-time or seasonal basis and whether employed in the U.S. or a non-U.S. jurisdiction. The total number of employees as of the Measurement Date includes 660 persons who became our employees as a result of the NAKAN and DaVinci acquisitions in 2019. These employees were not included in the determination of our previous median employee comparator, which was determined as of December 31, 2017 and disclosed in the proxy statements for our 2018, 2019 and 2020 annual meetings, but are included for the purposes of the determination as of the Measurement Date. Since most of these newly-acquired employees were in non-U.S. locations with lower cost of living, the majority of the acquired employees earn a total compensation below the previous median employee resulting in the selection of a median employee with lower total compensation than our previous median employee comparator. We did not use statistical sampling or include any cost of living adjustments for purposes of this determination. After identifying the median employee as of the Measurement Date, based on the process described above, we calculated annual total compensation for that employee and our Chief Executive Officer using the same methodology we used for determining total compensation for 2020 for our named executive officers as set forth in the Summary Compensation Table.

Chief Executive Officer annual total compensation (A)	$10,697,841
Median annual total compensation of all employees (excluding Chief Executive Officer) (B)	$88,185
Ratio of (A) to (B)	121.3

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under our Code of Conduct, each of our employees (including our NEOs and other Executives) is required to disclose to us and seek approval before undertaking any activity that could create a conflict of interest or the appearance of a conflict of interest between his or her personal interests and our interests. The members of our Board of Directors are also subject to the Code of Conduct. The Board of Directors is responsible for reviewing transactions between Westlake and other companies or organizations with which members of the Board of Directors may have affiliations.

The office space for our principal executive offices in Houston, Texas is leased, at market rates, from GUIC Post Oak Center, Ltd., an affiliate of our principal stockholder and of Tanglewood Property Group, under a lease that expires on December 31, 2032, with a five-year option at the expiration of the lease. Total annual lease payments in 2020 were approximately $3.1 million.

The Company and/or its affiliates purchase oxygen, nitrogen and utilities and lease cylinders from various affiliates of American Air Liquide Holdings, Inc. (including Airgas, Inc. and its subsidiaries) (collectively, “Air Liquide”), of which Mr. Graff serves as Chairman and Chief Executive Officer. In 2020, the Company paid these affiliates of Air Liquide approximately $33.9 million. The Company also sold certain utilities to Air Liquide in the amount of approximately $6.8 million.

The related party transactions set forth above have been previously approved by the Board of Directors without the participation of the directors interested in the transaction.

See “Information Regarding Board of Directors – Compensation of Directors” and “Executive Compensation” for a discussion on the compensation arrangements for Messrs. David Chao and John Chao and Ms. Jenkins, and Messrs. Albert Chao and James Chao, respectively.

PROPOSAL 2— APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE FEDERAL DISTRICT COURTS

OF THE UNITED STATES OF AMERICA TO BE THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS

The Board of Directors has approved and recommends your approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to add a new Article which would provide that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for any action arising under the Securities Act of 1933. The Board of Directors has determined that the amendment is advisable and in the best interest of our stockholders.

The Board of Directors believes that our stockholders will benefit from having actions arising under the Securities Act of 1933 litigated in the federal district courts. Although some plaintiffs might prefer to litigate these matters in a state court because it may be more convenient or viewed as being more favorable to them (among other reasons), the Board of Directors believes that the benefits to the Company and its stockholders (those not involved in the litigation) outweigh these concerns.

The federal district courts have considerable expertise in matters arising under the Securities Act of 1933. This provides stockholders and the Company with more predictability regarding the outcome of these disputes. In addition, adoption of this amendment would reduce the risk that the Company could be involved in duplicative litigation in more than one forum, as well as the risk that the outcome of cases in multiple forums could be inconsistent, even though each forum purports to follow federal law. This amendment still gives the Company the flexibility to consent to an alternative forum when it deems appropriate.

This amendment would require that state courts in which such claims are asserted in contravention of the proposed amendment be willing to enforce its terms. It cannot be assured that all state courts will determine such a provision to be enforceable or will be willing to force the transfer of such proceedings to the federal district courts.

If approved by our stockholders, the proposed amendment will be effective upon the filing of the proposed amendment with the Secretary of State of the State of Delaware, which we intend to do promptly after stockholder approval is obtained. If not approved by our stockholders, the amendment will not be filed with the Secretary of State of the State of Delaware.

The proposed amendment would amend the Amended and Restated Certificate of Incorporation of the Company to add a new Article Thirteenth, the full text of which is attached hereto as Appendix A. You should read Appendix A in its entirety before making a decision as to how to vote your shares in connection with this Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY DESCRIBED IN PROPOSAL 2.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2020. Although the ratification of the appointment of an independent registered public accounting firm is not required to be submitted to a vote of stockholders, our Board of Directors has decided to ask our stockholders to ratify this appointment. If our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider the appointment of another accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT THIS APPOINTMENT BE RATIFIED.

PricewaterhouseCoopers LLP, or its predecessor, has served as our independent registered public accounting firm since 1986. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting of the stockholders. If present, the representatives will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

For the years ended December 31, 2020 and 2019, PricewaterhouseCoopers LLP billed us the following fees:

Fees	2020	2019
Audit fees(1)	$6,666,033	$6,701,660
Audit-related fees(2)	58,500	310,500
Tax fees	2,150,815	2,443,244
All other fees(3)	6,731	22,188

Total fees billed	$8,882,078	$9,477,592

(1)

Audit fees represent fees billed for professional services rendered for the audits of our annual consolidated financial statements, audit of internal controls, quarterly review of our consolidated financial statements, statutory audits, reviews of documents filed with the SEC, registration statements and comfort letters.

(2)	Audit-related fees represent fees billed for professional services rendered for attest services and accounting consultations.
(3)	All other fees include accounting research database licenses.

AUDIT COMMITTEE PRE-APPROVAL

The Audit Committee has adopted a policy for the pre-approval of services provided by the Company’s independent registered public accounting firm. Under the policy, pre-approval is generally provided for work associated with audit, review or attest engagements, tax and permissible non-audit services, including the fees and terms thereof, to be performed by the independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in the Securities Exchange Act of 1934 and the applicable rules and regulations of the SEC.

REPORT OF THE AUDIT COMMITTEE

Six directors currently make up the Audit Committee of our Board of Directors: Mark A. McCollum (chairman), Michael J. Graff, Marius A. Haas, Kimberly S. Lubel, R. Bruce Northcutt and Jeffrey W. Sheets.

During the course of performing its duties, the Audit Committee issued the following report.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The charter of the Audit Committee of the Board of Directors specifies that the purpose of the Audit Committee is to assist the Board of Directors in its oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent registered public accounting firm; and

•	the performance of the Company’s independent registered public accounting firm and internal audit function.

The Audit Committee charter is available on the Company’s website at: http://www.westlake.com under “Investor Relations—Governance.”

In carrying out these responsibilities, the Audit Committee, among other things:

•	monitors preparation of quarterly and annual financial reports by the Company’s management;

•

supervises the relationship between the Company and its independent registered public accounting firm, including: having direct responsibility for the public accounting firm’s appointment, compensation and retention; reviewing the scope of its audit services; approving audit and non-audit services; and confirming the independence of the independent registered public accounting firm;

•

oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the Company’s internal auditing program; and

•	oversees financial risks.

In 2020, the Audit Committee was comprised of Mr. Mark A. McCollum (chairman), Mr. Michael J. Graff, Mr. Marius A. Hass, Ms. Kimberly S. Lubel, Mr. R. Bruce Northcutt and Mr. Jeffrey W. Sheets. Mr. Max L. Lukens served as a member of the Audit Committee until May 2020. The Audit Committee met seven times during 2020. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accounting firm and with the Company’s internal auditors, in each case without the presence of the Company’s management.

As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. During 2020, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accountants of matters required to be discussed pursuant to the Public Company Accounting Oversight Board’s AU Section 380 (Communication with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence.

The Audit Committee also reviewed and discussed with the Company’s management, and the independent registered public accounting firm, management’s report and PricewaterhouseCoopers LLP’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal, and disclosure, control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Taking all these reviews and discussions into account, the undersigned Audit Committee members recommend to the Board of Directors that the Board of Directors approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE
Mark A. McCollum, Chairman Michael J. Graff Marius A. Haas Kimberly S. Lubel R. Bruce Northcutt Jeffrey W. Sheets

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

We do not know of any matters other than those stated above which are to be brought before the annual meeting of the stockholders. However, if any other matters should be properly presented for consideration and voting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their judgment.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each such stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside and you are not participating in the electronic delivery of proxy material, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, that stockholder should contact their broker or send a request to our Investor Relations Department, Westlake Chemical Corporation, 2801 Post Oak Blvd., Suite 600, Houston, Texas 77056, telephone number (713) 960-9111. The Company will deliver, promptly upon written or oral request to the Investor Relations Department, a separate copy of the 2020 annual report to stockholders and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered. If you hold your shares through a broker and you reside at an address at which two or more stockholders reside, but you are currently receiving more than one copy of the annual report and proxy statement, you may request delivery of a single copy of the annual report and proxy statement by contacting your broker or sending a request to the address above. The annual report is not a part of the proxy solicitation material.

OBTAINING COPIES OF THE COMPANY’S FORM 10-K

STOCKHOLDERS OF THE COMPANY MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2020 BY SENDING A WRITTEN REQUEST FOR THE FORM 10-K TO THE INVESTOR RELATIONS DEPARTMENT, WESTLAKE CHEMICAL CORPORATION, 2801 POST OAK BLVD., SUITE 600, HOUSTON, TEXAS 77056.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Proposals by stockholders intended to be presented at the 2022 annual meeting of stockholders must be forwarded in writing and received at our principal executive offices no later than [●], 2021, directed to the attention of the corporate secretary, for consideration for inclusion in our Proxy Statement for the annual meeting of stockholders to be held in 2022. Moreover, with regard to any proposal by a stockholder not seeking to have its proposal included in the Proxy Statement but seeking to have its proposal considered at the 2022 annual meeting, a stockholder must notify us of its proposal by January 13, 2022; provided, that if the date of the 2022 annual meeting is more than 30 days before or 60 days after the anniversary date of the 2021 annual meeting, such notice must be delivered no later than the later of the 120th day prior to the 2022 annual meeting and the 10th day following the day on which we first publicly announce the date of the 2022 annual meeting. Any stockholder proposals must comply in all respects with the rules and regulations of the SEC.

L. Benjamin Ederington Senior Vice President, General Counsel, Chief Administrative Officer and Secretary

[●]

APPENDIX A

PROPOSED AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

FORUM SELECTION PROVISION

THIRTEENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint arising under the Securities Act of 1933, as amended. Any person or entity owning, purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article THIRTEENTH. If any provision or provisions of this Article THIRTEENTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article THIRTEENTH (including, without limitation, each portion of any sentence of this Article THIRTEENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000485437_1 R1.0.0.153 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Class II Directors: Nominees 01) James Y. Chao 02) John T. Chao 03) Mark A. McCollum 04) R. Bruce Northcutt WESTLAKE CHEMICAL CORPORATION ATTN: GENERAL COUNSEL 2801 POST OAK BLVD, SUITE 600 HOUSTON, TX 77056 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/12/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, pl+ease follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/12/2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To approve a proposed amendment to the Company’s Amended and Restated Certificate of Incorporation to provide that federal district courts of the United States of America will be the exclusive forum for certain legal action. 3. To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021. NOTE: To act upon any other matters that may properly come before the Annual Meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

;0000485437_2 R1.0.0.153 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com WESTLAKE CHEMICAL CORPORATION Annual Meeting of Stockholders May 13, 2021 9:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Johnathan S. Zoeller and M. Joel Gray III, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of WESTLAKE CHEMICAL CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. local time, on May 13, 2021, at Westlake Center, 2801 Post Oak Boulevard, Houston, TX 77056, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side